Exhibit N (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-233709 on Form N-2 of our report dated December 28, 2020, relating to the financial statements and financial highlights of KKR Credit Opportunities Portfolio (the “Fund”), appearing in the Fund’s Annual Report on Form N-CSR for the year ended October 31, 2020, and to the reference to us under the headings “Financial Highlights”, “Financial Statements”, and “Independent Registered Public Accounting Firm” in the Prospectus and the Statement of Additional Information, which are part of such Registration Statement.

We also consent to the use of our report dated December 28, 2020, relating to information set forth under the heading “Senior Securities” appearing in the Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

February 26, 2021